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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY
SUBSIDIARIES:
Network Appliance Ltd. (U.K.)
Network Appliance Corporation France
Network Appliance Srl. (Italy)
Network Appliance GmbH (Germany)
Network Appliance FSC Incorporated
Network Appliance KK (Japan)
Network Appliance Ltd. (Ireland)
Network Appliance GmbH (Switzerland)
Network Appliance BV (Netherlands)